Exhibit 99.9

September 15, 2017

Dear Members of the Board,

One of the hallmarks of good corporate governance in contested elections is the use of a “universal proxy card,” which allows stockholders to vote on one card for any combination of nominees from the company’s or Pershing Square’s slate. The use of a universal proxy card helps to preserve a level playing field allowing stockholders to vote for the candidates they believe are most qualified, regardless of whether they are nominated by the company or Pershing Square or which proxy card is utilized in exercising the right to vote. The Council of Institutional Investors supports universal proxies and has enumerated its views in an FAQ which can be found here:

http://www.cii.org/files/issues_and_advocacy/board_accountability/universal%20proxy/Universal%20Proxy%20FAQ%2011-2-16%20final.pdf

In order to give shareholders the opportunity to use a universal proxy card, we are required to obtain permission from the company’s nominees in order to list them in our proxy statement. Therefore, we hereby request that the company arrange for its nominees to provide their consent to being named in the Pershing Square proxy statement and to serve on the board if elected. Pershing Square is, of course, willing to arrange for a reciprocal arrangement with respect to its nominees.

We understand that ADP may have already sent proxy cards to stockholders and that there may be other details that we and Broadridge Financial Solutions may need to work through in order to implement this approach. We are confident that we can work together to resolve these ministerial issues. We note that ADP will most assuredly be sending stockholders a number of additional proxy cards prior to the annual meeting, and nothing would preclude the company from including a new, universal proxy card in those mailings.

We believe that it is incumbent upon Pershing Square and the company to pursue this approach for the benefit of all stockholders who via use of a universal proxy card would be afforded the opportunity to vote for the combination of candidates of their choice.

We look forward to your prompt reply.

Sincerely,

/s/ William A. Ackman

William A. Ackman